UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2011

Bohai Pharmaceuticals Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0588402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd. No. 9 Daxin Road, Zhifu District Yantai, Shandong Province, China 264000
(Address of principal executive offices)

Registrant’s telephone number, including area code:  +86(535)-685-7928

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective February 2, 2011, the board of directors (the “Board”) of Bohai Pharmaceuticals Group, Inc. (the “Company”), by written consent to action and pursuant to the Company’s Amended and Restated Bylaws (which provides for a classified board of directors of the Company), appointed the following persons to serve as directors of the Company in the following director classes:

•	Anthony K. Chan (Class II, for a term ending with the 2011 annual meeting of stockholders); and

•	Gene Hsiao (Class III, for a term ending with the 2012 annual meeting of stockholders)

The biographical information of Messrs. Chan and Hsiao as of February 2, 2011 is set forth below.

Anthony K. Chan became a director of the Company on February 2, 2011.  Mr. Chan has served as the Chief Financial Officer of Zoom Technologies, Inc. (NASDAQ:ZOOM) since March 2009. Mr. Chan was stationed as an expatriate managing the Beijing headquarters of the Eisenberg Group for four years from 1984 to 1988, focusing on technology transfers from Europe and the US to China.  His corporate finance experience in the last 20 years include acting as the Chief Executive Officer and Chief Financial Officer of public companies in the U.S., and advisory positions of various Chinese entities in the areas of medical equipment, energy, diary products, apparel, and building materials; some of these companies include Beijing Wandong Medical Equipment Company, China Natural Gas Company of Xian, Rodobo International of Harbin and Dehai Cashmere Company of Yinchuan.  He also served as Asia Investment Banking Consultant to GunnAllen Financial, Inc. Mr. Chan holds both MBA and BA degrees from the University of California at Berkeley.

Gene Hsiao became a director of the Company on February 2, 2011. Mr. Hsiao has served as the Company’s Chief Financial Officer since June 2010.  Mr. Hsiao has over 15 years of experience in corporate finance and management.  Prior to his joining the Company, Mr. Hsiao served as Chief Financial Officer for China Advanced Construction Materials Group Inc. (NASDAQ:CADC) from 2008 to 2010, where he was responsible for all U.S. affairs as well as corporate finance functions in China.  From 2000 to 2008, he served as Controller of Milligan and Company, LLC, where he managed the overall accounting and financial reporting functions as well as the company’s internal control processes.  From 1997 to 1999, he served as Finance Manager for J&J Snack Foods Corporation (Nasdaq:JJSF), where he was responsible for financial reporting and SEC schedule preparation.  From 1995 to 1997, he served as Accounting Supervisor of RCN Corporation (NASDAQ:RCNI) and as the Senior Operation Analyst at ARAMARK Corporation from 1992 to 1995.  Mr. Hsiao received his B.S. degree from Drexel University in Philadelphia.

Independent Director and Indemnification Agreement

On February 2, 2011, the Board approved the Company’s entry into an independent director and indemnification agreement with Mr. Chan, which agreement shall become effective with his and the Company’s execution thereof.  The Company’s form of independent director and indemnification agreements are filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (the “Independent Director Agreement”) filed on July 13, 2010.

Pursuant to the Independent Director Agreement:

(i)           Mr. Chan will be retained as a director of the Company until the director or the Company terminates the agreement upon thirty (30) days prior written notice, with or without cause, or until his death, resignation or failure of appointment by the Company’s stockholders; and

(ii)          Mr. Chan will be entitled to receive, subject to certain conditions, a $20,000 annual director’s fee and a five year non-qualified option to purchase 6,000 shares of restricted common stock of the Company at a price equal to $2.00 per share with cashless exercise feature.

The Independent Director Agreement also contains standard confidentiality provisions and provides that the Company shall indemnify the directors to the fullest extent permitted by law against personal liability for actions taken in the performance of their duties to the Company.

The foregoing summary of the independent director agreement is qualified in its entirety by reference to the form of Independent Director Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed on July 13, 2010.

Item 8.01. Other Events

Effectively February 2, 2011, the Board established three committees of the Board: an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.  In addition, the Board appointed the following directors to serve on such committees, as indicated below;

Audit Committee	Chairman: Adam Wasserman Members: Louis A. Bevilacqua and Anthony K. Chan

Nominating and Corporate Governance Committee	Chairman: Louis A. Bevilacqua Members: Chengde Wang and Anthony K. Chan

Compensation Committee	Chairman: Anthony K. Chan Members: Chengde Wang and Louis A. Bevilacqua

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 4, 2011, announcing the appointments of Messrs. Chan and Hsiao.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 4, 2011	Bohai Pharmaceuticals Group, Inc.

	By:	/s/ Gene Hsiao
Name: Gene Hsiao
Title: Chief Financial Officer